Exhibit 2.5

Execution Version

AMENDMENT NO. 5

TO MERGER AGREEMENT

BY AND AMONG

BRAG HOUSE HOLDINGS, INC.,

BRAG HOUSE MERGER SUB, INC.

AND

HOUSE OF DOGE INC.

THIS AMENDMENT NO. 5 TO THE MERGER AGREEMENT (as defined below), dated as of June 15, 2026, (the “Amendment”) is by and among Brag House Holdings, Inc., a Delaware corporation (“Purchaser”), Brag House Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and House of Doge Inc., a Texas corporation (the “Company”). Each of the foregoing entities may be referred to hereinafter as a “Party” and, collectively, as the “Parties.”

Capitalized terms used herein but not otherwise defined shall have the respective meanings attributed to them in that certain Merger Agreement, dated as of October 12, 2025, as amended by Amendment No. 1 to Merger Agreement dated November 26, 2025, Amendment No. 2 to Merger Agreement dated February 2, 2026, Amendment No. 3 to Merger Agreement dated March 26, 2026, and Amendment No. 4 to Merger Agreement dated May 11, 2026 (as so amended, the “Merger Agreement”), by and among the Parties.

RECITALS

WHEREAS, the Parties are all of the parties to the Merger Agreement, pursuant to which it is anticipated that, among other things, Merger Sub will merge with and into the Company, with the Company being the surviving corporation in the Merger, and, after giving effect to the Merger, the Company will become a wholly-owned subsidiary of Purchaser as set forth in the Merger Agreement;

WHEREAS, the Parties wish to hereby amend certain provisions of the Merger Agreement on the terms and conditions set forth in this Amendment; and

WHEREAS, the Parties have agreed to amend the Merger Agreement as hereinafter provided.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AMENDMENT OF CERTAIN PROVISIONS OF MERGER AGREEMENT

1. Amendment of Schedule 3.1(a): Schedule 3.1(a) of the Merger Agreement shall be removed and replaced with the schedule set forth on Exhibit A hereto.

2. Amendment of Section 3.1(a): Section 3.1(a) of the Merger Agreement shall be removed and replaced with the following text:

At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share issued and outstanding as of immediately prior to the Effective Time (other than the Company Shares to be canceled and extinguished pursuant to Section 3.1(c) below) shall be automatically canceled, extinguished and converted into the right to receive such number of shares of Purchaser Common Stock equal to the Exchange Ratio. From and after the Effective Time, each certificate evidencing ownership of Company Shares (collectively, the “Certificates”) and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law. Notwithstanding the above, each of the Company Stockholders set forth on Schedule 3.1(a) (each, a “Major Stockholder”) shall receive a number of shares of Purchaser Common Stock and a number of shares of Class C Preferred Stock in accordance with the following: (i) each Major Stockholder shall receive a number of shares of Purchaser Common Stock as Exchange Consideration (the “Selected Common Shares”) as designated by the Company, which number of shares of Purchaser Common Stock shall in no case be greater than 4.99% of the total issued and outstanding shares of Purchaser Common Stock (rounded down to the nearest whole number) as of immediately following the Effective Time; and (ii) the number of shares of Class C Preferred Stock such Major Stockholder shall receive as Exchange Consideration shall equal (A) the aggregate number of Company Shares such Major Stockholder holds immediately prior to the Effective Time multiplied by (B) the Exchange Ratio minus (C) the Selected Common Shares divided by (D) 5,000,000.

MISCELLANEOUS

1. Assignment; Successors and Assigns. This Amendment may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Any attempted assignment of this Amendment not in accordance with the terms of this section shall be void. This Amendment shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

2. Entire Agreement. This Amendment (together with the Merger Agreement) constitutes the entire agreement among the Parties with respect to the matters amended hereby and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to such matters. Except as amended hereby, the Merger Agreement shall remain in full effect.

3. Severability. Wherever possible, each provision of this Amendment shall be interpreted in such a manner so as to be effective and valid under applicable law, but if any provision of this Amendment is held to be prohibited by, illegal, invalid or unenforceable under applicable law, such provision or provisions shall be ineffective only to the extent of such prohibition, illegality, invalidity or unenforceability, without invalidating the remainder of this Amendment.

4. Titles. Titles and headings herein are solely for the convenience of the parties and are without substantive legal meaning. This Amendment may only be amended or modified by a writing signed by the Parties. Neither this Amendment nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise.

5. Counterparts. This Amendment may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument, admissible into evidence. Delivery of an executed counterpart of a signature page to this Amendment by e-mail, pdf., docusign or scanned pages, shall be effective as delivery of a manually executed counterpart to this Amendment.

6. Governing Law; Jurisdiction. This Amendment and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with Section 10.14 of the Merger Agreement.

[Remainder of this page left blank intentionally; signature page(s) follow(s)]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the date first written above.

PURCHASER:

BRAG HOUSE HOLDINGS, INC.

By:
Lavell Juan Malloy, II, Chief Executive Officer

MERGER SUB:

BRAG HOUSE MERGER SUB, INC.

By:
Daniel Leibovich, President

COMPANY:

HOUSE OF DOGE INC.

By:
Marco Margiotta, Chief Executive Officer

[Signature page to Amendment No. 5 to Merger Agreement]

Exhibit A

Schedule 3.1(a)

Company Stockholder Name
Parker Haven Strategic Investments LP
Much Gains Investments LP
1000516271 Ontario Inc.
Ryan Deslippe

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